                                                FILED PURSUANT TO RULE 424(b)(3)
                                                           FILE NUMBER 333-45758

                          PROSPECTUS SUPPLEMENT NO. 1

                                [METROCALL LOGO]

                                METROCALL, INC.

                       13,250,000 SHARES OF COMMON STOCK

     This prospectus supplement supplements the prospectus dated October 10, 2000 of Metrocall, Inc., and relates to the transfer on June 19, 2001 by AT&T Wireless Services, Inc. to Global Card Holdings Inc., then an affiliated company of AT&T Wireless Services, Inc., of 13,250,000 shares of common stock of Metrocall, Inc. (record ownership of such shares was transferred to Global Card Holdings Inc. on November 9, 2001). As a result of such transfer, the Selling Security Holder table contained in the prospectus is hereby amended to substitute Global Card Holdings, Inc. as selling security holder as set forth below.

                                             NUMBER OF SHARES        NUMBER OF SHARES
                                            BENEFICIALLY OWNED      WHICH MAY BE SOLD
           SELLING STOCKHOLDER             PRIOR TO THE OFFERING     IN THIS OFFERING
           -------------------             ---------------------   --------------------
Global Card Holdings Inc.................       13,250,000               13,250,000

     Where the context requires, references in the prospectus to AT&T Wireless Services, Inc. or to AT&T Wireless should be deemed to be references to Global Card Holdings, Inc.

     You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS OFFERING.

     Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is December 5, 2001.